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                                                                     Exhibit 3.3


                           CV THERAPEUTICS, INC.

                         CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION,
                          OF CV THERAPEUTICS, INC.


     CV THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the corporation is CV THERAPEUTICS, INC. The corporation was originally incorporated under the name of CHOLESTEREX, INC.

     SECOND: The Certificate of Incorporation of the corporation was filed by the Secretary of State on December 11, 1990. The Restated Certificate of Incorporation of the corporation was filed by the Secretary of State on March 29, 1996 (the "Restated Certificate"). A Certificate of Amendment of the Restated Certificate of Incorporation was filed by the Secretary of State on May 28, 1996 (the "Certificate of Amendment").

     THIRD: The following amendment to the Restated Certificate was duly adopted in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by resolutions duly adopted by the Board of Directors of this Corporation and was approved by the stockholders as provided in the General Corporation Law.

     FOURTH: Sections A and B of Article Fourth of the Restated Certificate, as amended by the Certificate of Amendment, are hereby deleted in their entirety and replaced with the following:

     "A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000) shares. Sixty-eight million (68,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Forty-two million (42,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001). Upon the filing of this Certificate of Amendment, every ten (10) shares of Common Stock outstanding shall be combined into one share of Common Stock; provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of such fractional share.

     B. Eight million (8,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). One million (1,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Twelve million, five hundred thousand (12,500,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Seven million five hundred thousand


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(7,500,000) of the authorized shares of Preferred Stock are hereby designated
"Series E Preferred Stock" (the "Series E Preferred"). Seven million (7,000,000) of the authorized shares of Preferred Stock are hereby designated "Series G Preferred Stock" (the "Series G Preferred")."

     FIFTH: Section C.4(e)(i)(5) of Article Fourth of the Restated Certificate, as amended by the Certificate of Amendment, are hereby deleted in their entirety and replaced with the following:

          "(5) "QUALIFIED PUBLIC OFFERING" shall mean the sale of the Corporation's Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the "Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, the aggregate gross offering proceeds (before underwriting discounts, commissions and fees) of which exceed $10,000,000.

     IN WITNESS WHEREOF, CV THERAPEUTICS, INC. has caused this Certificate of Amendment of Restated Certificate of Incorporation, as amended, to be signed by its Chief Executive Officer and attested to by its Secretary this 29 day of October, 1996.

                                   CV THERAPEUTICS, INC.


                                   By:  /s/ Louis G. Lange, M.D., Ph.D.
                                       --------------------------------
                                        Louis G. Lange, M.D., Ph.D.
                                        Chief Executive Officer
ATTEST:

/s/ Alan C. Mendelson
---------------------------
Alan C. Mendelson
Secretary


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